Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated April 21, 2014

4/21/2014 Annotate Your Screenshot Invest in Stock Linked to the Income of a Pro Athlete Brand* Its real stock, real money, and real athlete brands. Member SIPC Member FINRA Getting started is easy and only takes about 5-8 minutes. Have Questions? Call us at (855) 905-5050 Fantex Vernon Davis: OPPORTUNITY TO RESERVE SHARES ENDS 03 days 04 hours 39 minutes 49 seconds * This reservation period may remain open longer than currently anticipated to the extent there is insufficient interest in shares of our Fantex Series Vernon Davis, this offering may be canceled and no shares of our Fantex Series Vernon Davis would be sold to the Public. Trading is currently anticipated by begin on 04/20 Ever wanted a way to invest in stock linked to the cash flows of a professional athlete? Fantex is the only platform offering securities linked to the earnings generated by a pro athlete’s brand - on and off the field, possibly forever. Learn More LEARN MORE Is this real money, real stock? Fantex is a real-money marketplace, and the exclusive brokerage for all Fantex, Inc. securities. Each tracking stock is linked to the value and performance of a contract between the athlete and Fantex, Inc. This is the first time fans can invest in stock linked to a player’s brand income. The minimum investment to invest in an IPO is one share, or $10. There are no minimums to open an account with Fantex. How does Fantex, Inc. value a brand? Fantex, Inc. looks at many factors in valuing a brand initially, including the sport, the playing position of the athlete, and how the athlete compares to his peers, and then estimates the length of his playing career. Fantex, Inc. also looks at the earnings of an athlete’s brand, including current and future playing contracts, endorsements, appearance fees as well as post-career income from contractually-specified activities, which may include things like broadcasting. What happens if an athlete is injured or retires? What are the risks? All investments have risks, and securities listed on Fantex also have risks that should be considered before making any investment. Specific risks include things like risk of injury, the athlete’s inability to sign new playing contracts or the loss of endorsement deals. Fantex Tracking stocks are highly risky and speculative and should be considered only by persons who can afford the loss of their entire investment. The Fantex, Inc. risk factors can be viewed here. Why would an athlete sign with Fantex, Inc.? Athletes get cash upfront for selling a piece of their future brand income. Athletes also have the opportunity to work with the Fantex, Inc. team to grow their brand awareness, increase their brand’s longevity, and potentially generate more lifetime brand income. Where can I trade these stocks?

4/21/2014 Annotate Your Screenshot An athlete’s brand income would be negatively impacted if he is injured or retires prematurely. But even if an athlete get injured or retires, they could continue to earn other brand income (such as endorsements, business ventures, or broadcasting), and the same portion of any of this brand income would still be payable to Fantex, Inc. based on the brand contract. What is Fantex? Fantex Holdings is the parent company of both Fantex, Inc. and Fantex Brokerage Services. Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc. Fantex.com. Fantex is a registered ATS (alternative trading system) with the SEC. There can be no assurance as to the development or liquidity of any trading market for these stocks. What is a Fantex, Inc. tracking stock? To finance the acquisition of the contracts, Fantex, Inc. will offer equity securities in Fantex, Inc. and establish a track!ng stock linked to the separate economic performance and value of the brand associated with the tracking stock -which may include income earned from contracts, endorsements and appearance fees as determined by the brand contract. Fantex, Inc. will typically attribute 95% of the acquired brand income under the brand contract to the tracking stock. In addition Fantex, Inc. will attribute to the brand certain expenses of Fantex, Inc. including in certain cases specified expenses related to other tracking stocks that may be issued in the future. Holders of shares of a tracking stock will have no direct investment in the business or assets attributed to the brand contract, associated brand or athlete. Rather an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. LEARN MORE GET STARTED Getting started is easy and only takes aboul 5-8 minutes. Have Questions? Call us at [855) 905-5050 Fantex, Inc. offerings are complex, highly speculative and the securities Involve a high degree of risk. Investing In a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex. Inc. has currently entered into brand contracts with NFL football players. The Images on this website depicting other sports are Intended to Illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. Fantex, Inc. intends to enter Into additional brand contracts and Issue additional tracking stacks to finance the acquisition of its minority interest in those brands. There is no assurance that Fantex, Inc. will offer additional tracking stacks to reflect the economic performance of brands that play any of the sports depicted on the website. The offering of additional tracking stocks Involves risk. * Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct Investment In that brand contract, associated brand or athlete. Rather, an Investment in a tracking stock will represent an ownership interest in Fantex, Inc as a whole, which will expose holders to additional risks associated with any Individual tracking series that Fantex, Inc. establishes and issues In the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks. Fantex, Inc. has filed a registration statement [including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for tree by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating In the offering will arrange to send you the prospectus if you request it by calling toll-free 865-315-3482. View the Fantex Vernon Davis prospectus. View the Fantex EJ Manuel prospectus, view the Fantex Arlan Foster prospectus. This is not an offerto sell, nor a solicitation of an offerto buy.to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Explore Stock How it Works Sign Up Help About About Press Contact Legal Privacy Policy Account Agreement Business Continuity Procedures Customer Identification

4/21/2014 Annotate Your Screenshot Copyright 2014. On fantex.com all securities mentioned are issued by Fantex, Inc., and the use of ‘Fantex,” unless otherwise specified, refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex, Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage Services LLC does not solicit, recommend or offer advice on the investment merits of investing in any securities.